Bob Brand
972-281-5335
bob.brand@kcc.com

KIMBERLY-CLARK ANNOUNCES THIRD QUARTER 2013 RESULTS

DALLAS, October 22, 2013-Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2013 results and narrowed its guidance for full-year 2013 adjusted earnings per share.
Executive Summary

•
Third quarter 2013 net sales of $5.3 billion were even with the year-ago period. Organic sales rose 5 percent, including a 10 percent increase in K-C International. Organic sales exclude the impact of changes in foreign currency exchange rates and lost sales as a result of European strategic changes and pulp and tissue restructuring actions.

•	Diluted net income per share for the third quarter of 2013 was $1.42 versus $1.30 in 2012.

•
Third quarter adjusted earnings per share were $1.44 in 2013 compared to $1.34 in the prior year. The improvement was driven by organic sales growth, cost savings, a lower effective tax rate and a lower share count, partially offset by input cost inflation and unfavorable foreign currency rates. Third quarter 2013 adjusted earnings per share exclude restructuring costs for European strategic changes. Adjusted earnings per share in the third quarter of 2012 exclude costs for pulp and tissue restructuring actions.

•
Full-year 2013 adjusted earnings per share are anticipated to be $5.65 to $5.75 compared to the company’s previous guidance range of $5.60 to $5.75. Estimated 2013 adjusted earnings per share exclude restructuring costs for European strategic changes and a balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar.

Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered another very good quarter of results in a challenging environment. I’m particularly encouraged that we achieved organic sales growth of 5 percent, which reflects progress with targeted growth initiatives, innovation programs and revenue realization strategies. We also generated healthy levels of cost savings and cash flow, increased adjusted earnings per share at a high-single digit rate and continued to allocate capital in shareholder-friendly ways. In terms of the full year, we expect to deliver growth in adjusted earnings per share of 8 to 10 percent. That’s toward the high end of, or slightly above, our long-term objective. We are executing our Global Business Plan strategies well and we continue to be optimistic about our prospects to generate attractive returns to shareholders.”
Third Quarter 2013 Operating Results
Sales of $5.3 billion in the third quarter of 2013 were even with the year-ago period. Organic sales rose 5 percent, with increased sales volumes of 3 percent, higher net selling prices of 1 percent and

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improved product mix of 1 percent. Changes in foreign currency exchange rates, and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions, each reduced sales by more than 2 percent.
Operating profit was $807 million in the third quarter of 2013, up 3 percent from $783 million in 2012. Adjusted operating profit was $821 million in the third quarter of 2013, up 1 percent compared to $814 million in the year-ago period. Adjusted results exclude $14 million of restructuring costs for European strategic changes in 2013 and $31 million of costs for pulp and tissue restructuring actions in 2012. The increase in year-over-year adjusted operating profit included benefits from organic sales growth and $70 million in cost savings from the company's FORCE (Focused On Reducing Costs Everywhere) program. Input costs increased $55 million overall versus 2012, with $30 million of higher costs for raw materials other than fiber, $15 million of increased fiber costs and $10 million of higher distribution costs. Foreign currency translation effects, as a result of the weakening of several currencies relative to the U.S. dollar, reduced operating profit by $25 million. Currency transaction effects also negatively impacted the operating profit comparison.
The third quarter effective tax rate was 30.3 percent in 2013 compared to 31.1 percent in 2012. The third quarter adjusted effective tax rate, which does not include the effect of the previously mentioned item excluded from adjusted earnings per share calculations, was 30.2 percent in 2013, in line with the anticipated full-year rate of 30 to 32 percent. The third quarter adjusted effective tax rate was 31.8 percent in 2012.
Kimberly-Clark's share of net income of equity companies in the third quarter was $49 million in 2013 and $43 million in 2012. At Kimberly-Clark de Mexico, S.A.B. de C.V., results benefited from organic sales growth, increased operating profit margin and a stronger Mexican peso.
Cash Flow and Balance Sheet
Cash provided by operations in the third quarter of 2013 was $912 million compared to $844 million in the prior year. The increase was driven by improved working capital and lower pension contributions, partially offset by cash payments related to European strategic changes. Third quarter defined benefit pension contributions totaled $10 million in 2013 and $50 million in 2012.
Capital spending for the third quarter was $203 million in 2013 and $277 million in 2012. Full-year 2013 spending is expected to be toward the low end of the previously communicated target range of $1.0 to $1.1 billion. Third quarter 2013 share repurchases were 1.6 million shares at a cost of $150 million. Kimberly-Clark continues to plan to repurchase $1.2 billion of common stock in 2013. Total debt and redeemable securities was $7.0 billion at September 30, 2013 compared to $6.7 billion at the end of 2012.
Third Quarter 2013 Business Segment Results
Personal Care Segment
Third quarter sales of $2.4 billion decreased 1 percent. Lost sales as a result of European strategic changes reduced sales volumes by 4 percent and currency rates were unfavorable by 3 percent. Organic sales volumes rose 5 percent and the combined impact of changes in net selling prices and product mix added 1 point of sales growth. Third quarter operating profit of $427 million decreased 2 percent. The comparison

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was negatively impacted by input cost inflation, unfavorable currency rates and higher marketing, research and general expenses, mostly offset by benefits from organic sales growth and cost savings.
Sales in North America were even with the year-ago period. Volumes increased 2 percent, while product mix was off 1 percent and net selling prices fell 1 percent, primarily due to increased promotion activity in the diaper category. Feminine care volumes were up high-single digits, driven by growth on the U by Kotex brand. Adult care volumes increased mid-single digits, including benefits from product innovation on the Depend and Poise brands. Huggies diaper volumes were up mid-single digits, with benefits from improved Huggies Snug & Dry diapers. Child care volumes decreased high-single digits and were impacted by the timing of promotions, category softness and competitive activity.
Sales in K-C International increased 3 percent despite a 6 point negative impact from changes in currency rates. Sales volumes were up 7 percent and the combined impact of higher net selling prices and improved product mix added 3 points of growth. Volumes increased in Australia, China, Russia, South Africa, Vietnam and throughout most of Latin America, including Brazil, but declined in South Korea and Venezuela.
Sales in Europe decreased 40 percent, including a 48 point negative impact from lost sales in conjunction with European strategic changes. Organic sales volumes rose 7 percent, including growth in Huggies baby wipes and child care products, and currency rates were favorable by 1 percent.
Consumer Tissue Segment
Third quarter sales of $1.6 billion increased 1 percent. Net selling prices rose 3 percent and higher organic sales volumes and favorable product mix each added 1 point of growth. Changes in currency rates, and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions, each reduced sales by 2 percent. Third quarter operating profit of $233 million increased 8 percent. The comparison benefited from organic sales growth, cost savings and lower marketing, research and general expenses, partially offset by input cost inflation and unfavorable currency rates.
Sales in North America were up 4 percent. Net selling prices increased 4 percent, driven by sheet count reductions accompanying product innovation launched earlier in the year on Kleenex facial tissue and Cottonelle and Scott Extra Soft bathroom tissue. Product mix improved 2 percent, while sales volumes fell 2 percent and were negatively impacted as expected by the sheet count reductions, partially offset by higher shipments of paper towels.
Sales in K-C International increased 4 percent despite a 7 point negative impact from changes in currency rates. Sales volumes rose 7 percent and net selling prices improved 3 percent. The organic growth was driven by increases in Latin America, primarily in Brazil and Venezuela.
Sales in Europe decreased 9 percent. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales volumes by 11 percent. Higher organic sales volumes and favorable currency rates each added 1 point of growth.
K-C Professional (KCP) Segment
Third quarter sales of $0.8 billion increased 3 percent. Net selling prices improved 2 percent, organic sales volumes increased 2 percent and product mix was favorable by 1 point. Currency rates were unfavorable

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by 2 percent and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales volumes by approximately 1 percent. Third quarter operating profit of $155 million increased 8 percent. The comparison benefited from organic sales growth and cost savings, partially offset by higher manufacturing-related costs and unfavorable currency rates.
Sales in North America increased 3 percent, with volumes, net selling prices and product mix each up 1 percent. The volume improvement was driven by increases in wiper products, partially offset by the exit of certain lower-margin safety product offerings.
Sales in K-C International increased 4 percent despite a 7 point drag from unfavorable currency rates. Net selling prices rose 5 percent and sales volumes and product mix each improved 3 percent. The organic growth was driven by broad-based increases in Latin America.
Sales in Europe were even with year-ago levels. Lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions reduced sales volumes 4 percent, while currency rates were favorable by 2 percent. Product mix improved 2 percent and net selling prices increased 1 percent. Organic sales volumes were down 1 percent, including declines in Southern Europe where economic conditions remain difficult.
Health Care Segment
Third quarter sales of $0.4 billion increased 2 percent. Sales volumes rose 3 percent and product mix improved slightly, while currency rates were unfavorable by 2 percent. Third quarter operating profit of $70 million increased 19 percent, driven by organic sales growth, reduced marketing, research and general expenses and cost savings.
Medical device volumes were up high-single digits, with strong growth in pain management products and solid increases in airway management and digestive health offerings. Surgical and infection prevention volumes were up slightly, as higher sales of surgical products and face masks were mostly offset by declines in exam gloves.
Year-To-Date Results
For the first nine months of 2013, sales of $15.8 billion increased 1 percent. Organic sales rose 4 percent, with higher sales volumes of 3 percent and increased net selling prices of 1 percent. Changes in foreign currency rates, and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions, each reduced sales by approximately 2 percent.
Year-to-date operating profit of $2,386 million in 2013 increased 7 percent compared to $2,237 million in 2012. Adjusted operating profit of $2,489 million in 2013 increased 7 percent compared to $2,322 million in 2012. Adjusted operating profit comparisons benefited from organic sales growth and FORCE cost savings of $235 million. On the other hand, input costs were $120 million higher overall versus 2012. Foreign currency translation effects reduced operating profit by $45 million. Currency transaction effects also negatively impacted the operating profit comparison.

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Through nine months, diluted net income per share was $4.13 in 2013 and $3.73 in 2012. Adjusted earnings per share were $4.33 in 2013 and $3.88 in 2012. The increase in adjusted earnings per share was primarily due to higher adjusted operating profit, along with increased equity income and a lower share count.
Adjusted operating profit and adjusted earnings per share in 2013 exclude restructuring costs for European strategic changes and a balance sheet remeasurement charge due to the February 2013 devaluation of the Venezuelan bolivar. Adjusted results in 2012 exclude charges for pulp and tissue restructuring actions. Additional detail on these items and further information about why the company uses these non-GAAP financial measures are provided later in this news release.
Western and Central European Businesses Strategic Changes - Update
In October 2012, Kimberly-Clark decided to make strategic changes to its Western and Central European businesses in order to improve underlying profitability and to focus resources and investments on stronger market positions and growth opportunities that can deliver more sustainable returns. These changes include the exit of the diaper category in Western and Central Europe, with the exception of the Italian market, and the divestiture or exit of some lower-margin businesses in certain markets, mostly in the consumer tissue segment. To align its cost structure with these strategic decisions, Kimberly-Clark is streamlining its European manufacturing footprint and administrative organization.
Restructuring costs for these actions will be incurred through 2014 and are expected to be toward the high end of the previously communicated range of $350 to $400 million pre-tax ($300 to $350 million after tax). Cash costs are projected to be toward the low end of the prior estimate of 50 to 60 percent of total charges. The impacted businesses generated annual net sales of approximately $0.5 billion and negligible operating profit. Third quarter 2013 restructuring costs were $14 million pre-tax ($10 million after tax), bringing cumulative costs to $366 million pre-tax ($294 million after tax).
2013 Outlook - Update
Adjusted earnings per share are expected to be $5.65 to $5.75 in 2013, up 8 to 10 percent compared to adjusted earnings per share of $5.25 in 2012. The company’s previous target for 2013 adjusted earnings per share was $5.60 to $5.75. The company’s other key full-year 2013 planning and guidance assumptions are generally consistent with what was communicated in its July 22, 2013 earnings news release.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items:

•	Western and Central Europe strategic changes and related restructuring charges. In October 2012, the company initiated strategic changes and a related restructuring in its Western and Central

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European businesses in order to improve underlying profitability and focus its resources on its strongest market positions and growth opportunities.  The restructuring is expected to be completed by December 31, 2014. Restructuring charges related to these strategic changes were excluded from the calculation of the company’s earnings and earnings per share, calculated in accordance with GAAP, for the full year 2012, earnings and earnings per share, gross and operating profit and effective tax rate, calculated in accordance with GAAP, for the three and nine months ended September 30, 2013, and the estimated earnings per share and estimated effective tax rate, calculated in accordance with GAAP, for the full year 2013.

•
Balance sheet remeasurement charge due to devaluation of Venezuelan bolivar. In the first quarter of 2013, the company recorded a charge for the remeasurement of the local currency-denominated balance sheet due to the February 2013 devaluation of the Venezuelan bolivar. This charge was excluded from the calculation of the company’s earnings and earnings per share, operating profit and effective tax rate, calculated in accordance with GAAP, for the nine months ended September 30, 2013, and the estimated earnings per share and estimated effective tax rate, calculated in accordance with GAAP, for the full year 2013.

•
Pulp and tissue restructuring charges. In 2011 and 2012, the company executed pulp and tissue restructuring actions to exit its remaining integrated pulp manufacturing operations and improve the underlying profitability and return on invested capital of its consumer tissue and K-C Professional businesses. The restructuring actions were substantially completed by December 31, 2012. Pulp and tissue restructuring charges were excluded from the calculation of the company's earnings and earnings per share, gross and operating profit and the effective tax rate, calculated in accordance with GAAP, for the three and nine months ended September 30, 2012, and earnings and earnings per share, calculated in accordance with GAAP, for the full year 2012.

In accordance with the SEC's requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
In addition, this press release includes information regarding organic sales, which exclude the impact of changes in foreign currency rates and lost sales in conjunction with European strategic changes and pulp and tissue restructuring actions.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

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Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors' understanding of the company's performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company's ongoing results of operations. Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors' understanding of our businesses and our results of operations. Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 141-year history of innovation, visit www.kimberly-clark.com.

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Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the business outlook, including anticipated financial and operating results, the anticipated costs, scope, timing and financial and other effects of the Western and Central Europe strategic changes, the effective tax rate, capital spending, share repurchases, sources and uses of cash, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as anticipated currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, and market demand and economic conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended September 30
	2013	2012	Change
Net Sales	$5,262	$5,246	+0.3%
Cost of products sold	3,457	3,480	-0.7%
Gross Profit	1,805	1,766	+2.2%
Marketing, research and general expenses	990	988	+0.2%
Other (income) and expense, net	8	(5)	N.M.
Operating Profit	807	783	+3.1%
Interest income	6	4	+50.0%
Interest expense	(73)	(70)	+4.3%
Income Before Income Taxes and Equity Interests	740	717	+3.2%
Provision for income taxes	(224)	(223)	+0.4%
Income Before Equity Interests	516	494	+4.5%
Share of net income of equity companies	49	43	+14.0%
Net Income	565	537	+5.2%
Net income attributable to noncontrolling interests	(19)	(20)	-5.0%
Net Income Attributable to Kimberly-Clark Corporation	$546	$517	+5.6%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.43	$1.31	+9.2%
Diluted	$1.42	$1.30	+9.2%
Cash Dividends Declared	$0.81	$0.74	+9.5%

Common Shares Outstanding	September 30
	2013	2012
Outstanding shares as of	382.1	392.3
Average diluted shares for three months ended	385.8	396.7

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Nine Months Ended September 30
	2013	2012	Change
Net Sales	$15,847	$15,756	+0.6%
Cost of products sold	10,420	10,531	-1.1%
Gross Profit	5,427	5,225	+3.9%
Marketing, research and general expenses	3,029	3,003	+0.9%
Other (income) and expense, net	12	(15)	N.M.
Operating Profit	2,386	2,237	+6.7%
Interest income	16	13	+23.1%
Interest expense	(211)	(212)	-0.5%
Income Before Income Taxes and Equity Interests	2,191	2,038	+7.5%
Provision for income taxes	(685)	(621)	+10.3%
Income Before Equity Interests	1,506	1,417	+6.3%
Share of net income of equity companies	157	125	+25.6%
Net Income	1,663	1,542	+7.8%
Net income attributable to noncontrolling interests	(60)	(59)	+1.7%
Net Income Attributable to Kimberly-Clark Corporation	$1,603	$1,483	+8.1%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$4.16	$3.77	+10.3%
Diluted	$4.13	$3.73	+10.7%
Cash Dividends Declared	$2.43	$2.22	+9.5%

Common Shares Outstanding	September 30
	2013	2012
Average diluted shares for nine months ended	388.0	397.1

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended September 30, 2013
	As Reported	Charges for European Strategic Changes	As Adjusted Non-GAAP
Cost of products sold	$3,457	$6	$3,451
Gross profit	1,805	(6)	1,811
Marketing, research and general expenses	990	5	985
Other (income) and expense, net	8	3	5
Operating profit	807	(14)	821
Income before income taxes and equity interests	740	(14)	754
Provision for income taxes	(224)	4	(228)
Effective tax rate	30.3%	—	30.2%
Income before equity interests	516	(10)	526
Net income	565	(10)	575
Net income attributable to Kimberly-Clark Corporation	546	(10)	556
Diluted earnings per share(a)	1.42	(0.03)	1.44

	Three Months Ended September 30, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	As Adjusted Non-GAAP
Cost of products sold	$3,480	$30	$3,450
Gross profit	1,766	(30)	1,796
Marketing, research and general expenses	988	1	987
Operating profit	783	(31)	814
Income before income taxes and equity interests	717	(31)	748
Provision for income taxes	(223)	15	(238)
Effective tax rate	31.1%	—	31.8%
Income before equity interests	494	(16)	510
Net income	537	(16)	553
Net income attributable to Kimberly-Clark Corporation	517	(16)	533
Diluted earnings per share	1.30	(0.04)	1.34

(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2013
	As Reported	Charges for European Strategic Changes	Charge for Venezuelan Bolivar Devaluation	As Adjusted Non-GAAP
Cost of products sold	$10,420	$44	$—	$10,376
Gross profit	5,427	(44)	—	5,471
Marketing, research and general expenses	3,029	20	—	3,009
Other (income) and expense, net	12	3	36	(27)
Operating profit	2,386	(67)	(36)	2,489
Income before income taxes and equity interests	2,191	(67)	(36)	2,294
Provision for income taxes	(685)	15	10	(710)
Effective tax rate	31.3%	—	—	31.0%
Income before equity interests	1,506	(52)	(26)	1,584
Net income	1,663	(52)	(26)	1,741
Net income attributable to Kimberly-Clark Corporation	1,603	(52)	(26)	1,681
Diluted earnings per share	4.13	(0.13)	(0.07)	4.33

	Nine Months Ended September 30, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	As Adjusted Non-GAAP
Cost of products sold	$10,531	$83	$10,448
Gross profit	5,225	(83)	5,308
Marketing, research and general expenses	3,003	2	3,001
Operating profit	2,237	(85)	2,322
Income before income taxes and equity interests	2,038	(85)	2,123
Provision for income taxes	(621)	29	(650)
Effective tax rate	30.5%	—	30.6%
Income before equity interests	1,417	(56)	1,473
Net income	1,542	(56)	1,598
Net income attributable to Kimberly-Clark Corporation	1,483	(56)	1,539
Diluted earnings per share(a)	3.73	(0.14)	3.88

(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

	Twelve Months Ended December 31, 2012
	As Reported	Charges for Pulp and Tissue Restructuring	Charges for European Strategic Changes	As Adjusted Non-GAAP
Net income attributable to Kimberly-Clark Corporation	$1,750	$(86)	$(242)	$2,078
Diluted earnings per share	4.42	(0.22)	(0.61)	5.25

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,179	$1,106
Accounts receivable, net	2,502	2,642
Note receivable	396	—
Inventories	2,245	2,348
Other current assets	572	493
Total Current Assets	6,894	6,589
Property, Plant and Equipment, Net	7,871	8,095
Investments in Equity Companies	429	355
Goodwill	3,223	3,337
Other Intangible Assets	257	246
Long-Term Note Receivable	—	395
Other Assets	690	856
TOTAL ASSETS	$19,364	$19,873

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,087	$1,115
Trade accounts payable	2,360	2,443
Accrued expenses	2,023	2,244
Dividends payable	310	289
Total Current Liabilities	5,780	6,091
Long-Term Debt	5,388	5,070
Noncurrent Employee Benefits	1,725	1,992
Other Liabilities	946	884
Redeemable Preferred and Common Securities of Subsidiaries	549	549
Stockholders' Equity
Kimberly-Clark Corporation	4,667	4,985
Noncontrolling interests	309	302
Total Stockholders' Equity	4,976	5,287
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,364	$19,873

September 30, 2013 data is unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Operating Activities
Net income	$565	$537	$1,663	$1,542
Depreciation and amortization	208	210	641	642
Asset impairments	42	—	42	—
Stock-based compensation	21	14	73	57
Deferred income taxes	58	146	128	320
Net (gains) losses on asset dispositions	(5)	(2)	—	15
Equity companies' earnings in excess of dividends paid	(9)	(8)	(75)	(53)
(Increase) decrease in operating working capital	29	(26)	(259)	(335)
Postretirement benefits	13	(33)	(135)	(11)
Other	(10)	6	17	(8)
Cash Provided by Operations	912	844	2,095	2,169
Investing Activities
Capital spending	(203)	(277)	(697)	(763)
Acquisitions of businesses	(30)	—	(32)	(5)
Proceeds from dispositions of property	27	—	113	6
Proceeds from sales of investments	6	7	16	14
Investments in time deposits	(46)	(24)	(46)	(61)
Maturities of time deposits	46	35	66	78
Other	1	2	(10)	2
Cash Used for Investing	(199)	(257)	(590)	(729)
Financing Activities
Cash dividends paid	(311)	(292)	(913)	(859)
Change in short-term borrowings	289	196	22	464
Debt proceeds	3	6	889	315
Debt repayments	(502)	(50)	(542)	(471)
Cash paid on redeemable preferred securities of subsidiary	(7)	(7)	(21)	(21)
Proceeds from exercise of stock options	18	99	164	523
Acquisitions of common stock for the treasury	(165)	(311)	(959)	(962)
Other	(1)	11	7	25
Cash Used for Financing	(676)	(348)	(1,353)	(986)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(18)	16	(79)	31
Increase (Decrease) in Cash and Cash Equivalents	19	255	73	485
Cash and Cash Equivalents - Beginning of Period	1,160	994	1,106	764
Cash and Cash Equivalents - End of Period	$1,179	$1,249	$1,179	$1,249

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2013	2012	Change	2013	2012	Change
NET SALES

Personal Care	$2,383	$2,414	-1.3%	$7,170	$7,196	-0.4%
Consumer Tissue	1,626	1,605	+1.3%	4,969	4,852	+2.4%
K-C Professional	843	822	+2.6%	2,477	2,458	+0.8%
Health Care	403	396	+1.8%	1,201	1,212	-0.9%
Corporate & Other	7	9	N.M.	30	38	N.M.
TOTAL NET SALES	$5,262	$5,246	+0.3%	$15,847	$15,756	+0.6%

OPERATING PROFIT

Personal Care	$427	$436	-2.1%	$1,300	$1,241	+4.8%
Consumer Tissue	233	216	+7.9%	713	652	+9.4%
K-C Professional	155	144	+7.6%	459	407	+12.8%
Health Care	70	59	+18.6%	168	168	—
Corporate & Other(a)	(70)	(77)	N.M.	(242)	(246)	N.M.
Other (income) and expense, net	8	(5)	N.M.	12	(15)	N.M.
TOTAL OPERATING PROFIT	$807	$783	+3.1%	$2,386	$2,237	+6.7%

(a)
For the three and nine months ended September 30, 2013, Corporate & Other includes charges related to the European strategic changes of $11 and $64, respectively. For the three and nine months ended September 30, 2012, Corporate & Other includes charges related to the pulp and tissue restructuring actions of $31 and $85, respectively.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2013
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	0.3	3	(2)	1	1	—	(2)
Personal Care	(1.3)	5	(4)	1	—	1	(3)
Consumer Tissue	1.3	1	(2)	(1)	3	1	(2)
K-C Professional	2.6	2	(1)	1	2	2	(2)
Health Care	1.8	3	—	3	—	1	(2)

	Nine Months Ended September 30, 2013
	Total	Organic Volume	Restructuring Impact on Volume(a)	Total Volume	Net Price	Mix/ Other(b)	Currency

Consolidated	0.6	3	(2)	1	1	1	(2)
Personal Care	(0.4)	4	(3)	1	1	—	(2)
Consumer Tissue	2.4	2	(1)	1	2	—	(1)
K-C Professional	0.8	—	—	—	1	1	(1)
Health Care	(0.9)	—	—	—	—	—	(1)

(a) Lost volume related to the European strategic changes and pulp and tissue restructuring actions.
(b) Mix/Other includes rounding.

Unaudited

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KIMBERLY-CLARK CORPORATION
OUTLOOK FOR 2013

ESTIMATED FULL YEAR 2013 DILUTED EARNINGS PER SHARE

Adjusted earnings per share	$5.65	-	$5.75
Adjustments for:
European strategic changes	(0.18)	-	(0.15)
Devaluation of Venezuelan bolivar	(0.07)	-	(0.07)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.40	-	$5.53

ESTIMATED FULL YEAR 2013 EFFECTIVE TAX RATE

Adjusted effective tax rate	30.0%	-	32.0%
Adjustments for:
European strategic changes	1.0	-	1.0
Devaluation of Venezuelan bolivar	—	-	—
Effective tax rate	31.0%	-	33.0%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com

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